EXHIBIT 10.184

                         AMENDED AND RESTATED AGREEMENT

         This Amended and Restated Agreement dated June 4, 1999, by and between Catalina Lighting, Inc. a Florida corporation (the "Company") and David W. Sasnett (the "Executive").

                                    RECITALS

         A. The Executive has rendered valuable services to the Company and the Company desires to be assured that the Executive will continue rendering such services to the Company; and

         B. The Executive is willing to continue to serve the Company but desires assurance that he will be protected in the event of any change in control;

         C. The Company and the Executive entered into an agreement dated May 7, 1998 regarding his compensation in the event of a change in control, a copy of which is attached hereto as Exhibit "A" (the "Agreement");

         D. The Company and the Executive amended the Agreement on March 3, 1999 providing for an extension of the term of the Agreement, and providing for severance compensation if there was no change in control and the Executive was terminated "without cause", a copy of which is attached hereto as Exhibit "B" ("Amendment No. 1").

         E. The Company and the Executive now wish to further amend and to restate the Agreement, as amended by Amendment No. 1; to provide a further extension of the term of the Agreement; and to provide for vesting of the options issued to the Executive and an extension of the time for the Executive to exercise such options upon termination without cause or a change in control.

         F. The Company and the Executive desire to execute this Amended and Restated Agreement, dated June 4, 1999 ("First Amended and Restated Agreement") incorporating the May 7, 1998 Agreement and amendments thereto.

         NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the parties agree as follows.

1. TERM OF AGREEMENT

         This First Amended and Restated Agreement shall be effective on April 1, 1998 (the "Effective Date") and shall continue in effect through September 30, 2001 provided however, if a change in control of the Company shall have occurred during the term of this Agreement, this Agreement shall continue in

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effect until all payments, if any, required to be made by the Company or otherwise to the Executive under this Agreement shall have been paid in full.

2. CHANGE IN CONTROL

         (i) No benefits shall be payable hereunder unless there shall have been a change in control of the Company, as set forth below. For purposes of this Agreement, a "change in control of the Company" shall mean (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 51 percent or more of the combined voting power of the Company's then outstanding voting securities, (B) there is a merger or consolidation of the Company and the common stockholders of the Company immediately before the merger or consolidation do not hold at least 85% of the common stock of the surviving or resulting company immediately after the merger or consolidation; or
(C) the business or businesses of the Company are disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets of the Company, or otherwise; and .

         (ii) The Executive agrees that in the event of such a change in control of the Company the Executive will remain in the employ of the Company for a period of thirteen (13) weeks from the occurrence of such change in control of the Company or, if shorter, until the termination of the Executive's employment by reason of the Executive's total disability or death.

3. COMPENSATION FOLLOWING CHANGE OF CONTROL

         Subject to the terms and conditions of this Agreement, following a change in control of the Company, as defined in Section 2(i), the Executive shall be entitled to the following benefits:

         (i) The Company shall notify the Executive of the date as of which there occurs a change in control of the Company, provided that the failure of the Company to so notify Executive shall not affect any of the Executive's rights under this Agreement. If there is a change in control of the Company and the Company terminates the Executive's employment with the Company (either actually or constructively) within 13 weeks after the date of the change in control of the Company, the Company within 5 business days of the Executive's termination of employment shall pay the Executive an amount equal to two times the Executive's base salary less any salary paid for the Executive's services during the 13 week period. For purposes of this First Amended and Restated Agreement use of the term "Company" shall also refer to the successor/acquiror of the Company if a change in control occurs, as defined in Section 2(i).

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         (ii) If (a) there is a change in control of the Company and (b)the
Company does not terminate Executive's employment with the Company within 13 weeks after the date of the change in control of the Company and (c) Executive works for the Company through the end of the 13th week after the change in control of the Company (subject to absences by Executive that are consistent with the Company's sick leave, vacation and other absence policies as in effect as of the Effective Date), then within 5 business days after the end of the 13th week following the change in control, the Company shall pay the Executive an amount equal to two times the Executive's base salary in effect as of the date of change in control, less any salary paid for Executive services during the 13 week period subsequent to the change in control, provided however that the Company shall not be obligated to make the payment which otherwise would be due the Executive provided for in this Section 3(ii) if prior to the date such payment otherwise would be due the Executive has executed an employment agreement with the Company on terms acceptable to Executive in his sole discretion. If, after a change in control of the Company, the Executive shall terminate his employment with the Company prior to the end of the thirteen (13) weeks (other than on account of Executive's death or disability or as a result of a constructive discharge by the Company), the Company shall pay the Executive's full base salary through the date of termination of the Executive's employment at the rate in effect at the time of the Executive's termination of employment, plus any other amounts to which the Executive is entitled under any compensation plan of the Company, at the time such payments are due, but the Executive shall not be entitled to the payment provided FOR IN Section 3(i).

         (iii) In the event of a dispute regarding this agreement and the Executive is the prevailing party, the Company shall also pay the Executive reasonable legal fees and expenses incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement.

         (iv) When used herein the term "base salary" shall mean the greater of the annual salary of the Executive at the time of change in control or termination occurs or (2) $190,000,

4. SEVERANCE COMPENSATION WHEN THERE IS NO CHANGE IN CONTROL. In the event there is no change in control as defined in Section 2(1) of the Agreement, and the Executive is terminated without "cause" (as defined in Section 8 (iii) below), the Executive shall be entitled to the following benefits:

                  (i) payment of a lump sum amount equal to the Executive's base salary; provided however, if the Executive is terminated "without cause" and a change in control occurs within six (6) months subsequent to such termination date, then the Executive shall be entitled to receive an additional payment of one year's base salary. In no event shall the

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                           Executive be entitled to payment both under this
                           Section 4 and the change in control provisions of
                           Section 3.
                  (ii) the Executive shall not be entitled to receive this severance amount if the Executive is terminated with "cause";
                  (iii) "Cause" shall mean any action by the Executive or any inaction by the Executive which is reasonably believed by the Company to constitute:
                           (a) fraud, embezzlement, misappropriation, dishonesty or breach of trust;
                           (b)      a felony or moral turpitude;
                           (c) material breach or violation of any or all of the covenants, agreements and obligations of the Executive, other than as the result of the Executive's death or Disability;
                           (d) a willful or knowing failure or refusal by the Executive to perform any or all of his material duties and responsibilities as an officer of the Company, other than as the result of the Executive's death or Disability; or
                           (e) gross negligence by the Executive in the performance of any or all of his material duties and responsibilities as an officer of the Company, other than as the result of the Executive's death or disability; provided, however, that in the event that the basis for any termination of the Executive's employment by the Company as set forth in the termination notice delivered by the Company to the Employee is any or all of the definitions of Cause set forth in Section 4(iii)(c) or Section 4(iii)(e) of this Agreement, then, in such event, the Employee shall have thirty (30) days from and after the date of his receipt of such Termination Notice to cure the action or inaction specified therein to the reasonable satisfaction of the Company.

5. The amounts paid to the Executive hereunder shall be considered severance pay in consideration of the past services he has rendered to the Company and in consideration of his continued service from the date hereof to his entitlement to those payments. The Executive shall have no duty to mitigate his damages by seeking other employment. Should the Executive actually receive other payments from any such other employment, the payments called for hereunder shall not be reduced or offset by any such future earnings.

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6. The arrangements called for by this agreement are not intended to have any effect on the Executive's participation in any other benefits available to Executive personnel or to preclude other compensation or additional benefits as may be authorized by the board of directors from time to time.

7. This agreement shall be binding and shall inure to the benefit of the respective successors, assigns, legal representatives and heirs to the parties hereto.

8. This agreement shall terminate, even though prior to any change in control of the Company (as defined herein), if the Executive shall voluntarily resign, retire, become permanently and totally disabled, voluntarily take another position requiring a substantial portion of his time, or die. This agreement shall also terminate if the Executive's employment as an officer of the Company shall have been terminated for cause by the board of directors of the Company as constituted prior to any acquisition of control of the Company as defined herein.

9. In the event a change in control and the Executive is terminated or leaves the Company pursuant to the terms of Sections 2 and 3 of this Agreement or the Executive is terminated without cause pursuant to Section 4 of this Agreement, all stock options previously issued to the Executive which are unvested at such time shall vest immediately and the Executive shall have up to six months from his termination date to exercise these and all other stock options of the Company held by the Executive.

         In witness whereof, the parties have signed this Amended and Restated Agreement this 4th day of June, 1999.

    CATALINA LIGHTING, INC.

    BY: /s/ ROBERT HERSH
                                 /s/ ROBERT HERSH
                                 -----------------------------------------------
                                 Robert Hersh
                                 Chairman, President and Chief Executive Officer

                                 ACCEPTED AND AGREED:

                                 By: /s/ DAVID W. SASNETT
                                 -----------------------------------------------
                                 David W. Sasnett

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